Exhibit 3.28(b)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is LUCKEY RANCH PARTNERS, LLC.

2.     The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400(street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Dona Priebe
Authorized Person

Name:	Dona Priebe
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:35 PM 03/18/2016
FILED 12:35 PM 03/18/2016
SR 20161734077 - File Number 5245382